Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696     Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

FOURTH QUARTER AND YEAR-END 2018 FINANCIAL RESULTS

NEWS RELEASE

Highlights for the year ended December 31, 2018:

•	Net revenues of $52,788,000
o	A year over year increase of $6,710,000, or 14.6%
•	Gross Margin of $24,167,000, or 45.8%
•	Net income of $35,000
•	Non-GAAP Adjusted EBITDA of $4,829,000
•	Cash flow from Operations $3,990,000
•	2018 Year-end customer order backlog of $8,200,000

Highlights for the quarter ended December 31, 2018:

•	Net revenues of $12,091,000
o	A year over year increase of $55,000, or 0.5%, over the same period 2017
•	Gross Margin of $5,264,000, or 43.5%
•	Net loss of $718,000
•	Non-GAAP Adjusted EBITDA of $386,000
•	New Customer orders of $14,281,000

March 12, 2019

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”) announced today results for the fourth quarter and twelve months ended December 31, 2018.

For the quarter ended December 31, 2018, the Company reported consolidated net revenues of $12,091,000, compared to $12,036,000 for the same period in 2017, an increase of 0.5%. For the twelve months ended December 31, 2018, the Company reported consolidated net revenues of $52,788,000 compared to $46,078,000 for the same period in 2017, an increase of 14.6%.

For the quarter ended December 31, 2018, net revenues in the Network Solutions segment were $5,094,000, compared to $5,492,000 for the same period in 2017, a decrease of 7.2%. For the twelve months ended December 31, 2018, net revenues in the Network Solutions segment were $22,275,000 compared to $23,052,000 for the same period in 2017, a decrease of 3.4%. The revenue decrease was due primarily to lower prices driven by a highly competitive pricing environment and softening demand in certain RF components, only slightly offset by increased sales of active components and customized integrated solutions.

For the quarter ended December 31, 2018, net revenues in the Test & Measurement segment were $3,231,000, compared to $3,126,000 for the same period in 2017, an increase of 3.4%. For the twelve months ended December 31, 2018, net revenues in the Test & Measurement segment were $14,212,000 compared to $13,380,000 for the same period in 2017, an increase of 6.2%. The increase over 2017 reflected increased sales of noise generation components and modules to customers in the satellite industry and for use in optical applications, offset by lower military and government orders.

For the quarter ended December 31, 2018, net revenues in the Embedded Solutions segment were $3,766,000, compared to $3,418,000 in the same period in 2017, an increase of 10.2%. For the twelve months ended December 31, 2018, net revenues in the Embedded Solutions segment were $16,301,000 compared to $9,646,000 for the period of ownership from February 17, 2018 through December 31, 2018. The increase in revenue was primarily due to higher sales of digital processing hardware used in wireless network test equipment.

The Company also reported consolidated gross profit of $5,264,000, or 43.5%, for the quarter ended December 31, 2018, compared to $5,471,000, or 45.5%, for the same period in 2017. Consolidated gross profit was $24,167,000, or 45.8%, for the year ended December 31, 2018, compared to $19,261,000, or 41.8%, for the same period in 2017. The year over year increase was driven primarily by increased volumes at the Embedded Solutions segment. The increase in 2018 also reflected the $1.9 million inventory impairment charges recorded in 2017 related to the Network Solutions segment and the Test and Measurement segment.

Gross profit in the Network Solutions segment was $9,756,000, or 43.8%, for the year ended December 31, 2018, compared to $9,064,000, or 39.3%, for the same period in 2017. Gross profit in the Test & Measurement segment was $7,018,000, or 49.4%, for the year ended December 31, 2018, compared to $5,854,000, or 43.8%, for the same period in 2017. Gross profit in the Embedded Solutions segment was $7,393,000, or 45.4%, for the year ended December 31, 2018, compared to $4,343,000, or 45.0% for the period of ownership from February 17, 2018 through December 31, 2018.

For the quarter ended December 31, 2018, the Company reported consolidated operating expenses of $6,006,000, compared to $5,178,000 for the same period in 2017, an increase of $828,000. For the twelve months ended December 31, 2018, the Company reported consolidated operating expenses of $23,388,000, compared to $22,129,000 for the same period in 2017, an increase of $1,259,000. Included in the 2018 consolidated operating expenses are losses on changes in the fair value of CommAgility contingent consideration of $365,000 for the quarter ending December 31, 2018 and $578,000 for the year ended December 31, 2018. The losses were the result of increases to the contingent consideration liability as a result of improved financial results at CommAgility for the year ended 2018 as compared to our original estimates. Additionally, the Company recognized approximately $281,000 of interest expense in 2018 related to the contingent consideration liability.

The net loss for the quarter ended December 31, 2018 was $718,000, compared to a net loss of $2,547,000 for the same period in 2017. The net income for the year-ended December 31, 2018 was $35,000 compared to a net loss of $4,493,000 for the year-ended December 31, 2017.

Non-GAAP Adjusted EBITDA for the quarter ended December 31, 2018 was $386,000, compared to $830,000 of non-GAAP Adjusted EBITDA for the same period in 2017. Non-GAAP Adjusted EBITDA for the year ended December 31, 2018 was $4,829,000, compared to $3,645,000 of non-GAAP Adjusted EBITDA for the same period in 2017. An explanation of our non-GAAP measures and a reconciliation of net income to non-GAAP Adjusted EBITDA are included as an attachment to this press release.

The increase in non-GAAP Adjusted EBITDA of $1,184,000, or 32.5%, from 2017 is primarily attributable to the $6,710,000 increase in consolidated revenues and $4,906,000 increase in consolidated gross profit.

The Company’s consolidated backlog of firm orders to be shipped in the next twelve months was approximately $8,200,000 at December 31, 2018, a decrease of $1,700,000, or 17.2% compared to December 31, 2017. Backlog increased $2,100,000 or 34.0% from the third quarter ended September 30, 2018 on strong customer order flow of $14,281,000 in the fourth quarter ended December 31, 2018. This compares to order flow of $11,940,000 in the fourth quarter of 2017.

Tim Whelan, CEO of Wireless Telecom Group, Inc., commented, “We are pleased with our 2018 accomplishments which included consolidated revenue increases of 14.6% and revenue growth in 2 of our 3 segments, solid gross margins at 45.8%, improved operating income, and increasing Adjusted EBITDA profitability of $4,829,000. We improved our cash flow from operating activities to $3,990,000 leaving us with $5,015,000 of cash on our balance sheet at year-end. We also realized a strong quarter of bookings in Q4 totaling $14,281,000 which increased our backlog from September 30, 2018 by over $2,000,000. We have now realized two consecutive years of improved revenue growth, profitability, and cash flow which are attributable to the execution of our strategy, our investments in our product portfolio, enhancements in our go-to-market approach to improve how we serve our customers, and our lean operating initiatives creating operational leverage. We have made considerable progress on our long-term plans investing in our vision of enabling the development, testing and deployment of wireless technology.”

Mr. Whelan continued, “With regard to our future, we remain committed to a growth strategy which includes both organic growth and acquisition opportunities which align to our vision and are accretive to our organic growth. We remain focused on investing in research and development on innovative solutions to address the growth trends in wireless technology and adding value to our customers across telecommunications, public safety, satellite communications, medical device manufacturing, defense contractors, military and government. We will continue to manage the business over the long term focused equally on revenue growth, improved profitability and cash flow. We believe we will benefit from the expected continuing trends in carrier densification initiatives and 5G deployments, increasing demands for test & measurement solutions and the requirements of private LTE buildouts.”

The Company expects revenues for its first quarter ending March 31, 2019 to be comparable to the same quarter as last year and expects its gross margins for the March 31, 2019 quarter to be slightly below the same quarter last year due to expected revenue mix. The Company expects full year 2019 revenues to grow organically in the low to mid-single digit percentages and expects full year 2019 gross margins to be consistent with 2018 at approximately 46%. The Company expects to drive operational leverage and grow profitability and cash flow at rates higher than expected revenue growth.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, statements regarding expectations for revenue and gross margins for the quarter ending March 31, 2019 and the year ending December 31, 2019, expectations for improved profitability and cash flow, and expectations relating to long-term growth and resulting improvement in profitability and cash flow. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the Company’s ability to continue the successful integration of the acquired business, product demand and development of competitive technologies in the Company’s market sector, the retention of key customers, fluctuations between the dollar and British pound, compliance with changing laws and regulations, as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

Conference Call

As previously announced, Wireless Telecom Group Inc. will host a conference call today at 8:30 a.m. ET in which management will discuss fourth quarter and year end 2018 results and related matters. To participate in the conference call, dial 800-346-7359 or 973-528-0008. The conference identification number is 471526. The call will also be webcast over the internet at the following URL:

https://www.webcaster4.com/Webcast/Page/1690/29486

A replay will be made available on the Wireless Telecom website for a limited period of time following the conference call.

Contact: Mike Kandell

(973) 386-9696

Or

John Nesbett or Jen Belodeau

(203) 972 9200

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). Management believes, however, that certain non-GAAP financial measures used in managing the Company’s business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. The foregoing measures do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

The Company defines EBITDA as its net earnings before interest, taxes, depreciation and amortization. “Adjusted EBITDA” is EBITDA excluding our stock compensation expense, restructuring charges, acquisition expenses, integration expenses, the one-time non-cash inventory impairment charges, unrealized and realized foreign exchange gains and losses, and other non-recurring costs and includes cash received in 2018 related to revenue that would have been recognized in 2018 but for the adoption of ASU Topic 606. A reconciliation of net income to non-GAAP Adjusted EBITDA is included as an attachment to this press release.

The Company views Adjusted EBITDA as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. We believe Adjusted EBITDA is an important performance metric because it facilitates the analysis of our results, exclusive of certain non-cash and non-recurring items, including items which do not directly correlate to our business operations.

The Company believes that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management’s entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton Electronics, CommAgility, Microlab and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, semiconductor and medical industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal analyzers, signal processing modules, LTE PHY and stack software, power splitters and combiners, GPS repeaters, public safety monitors, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address ishttp://www.wirelesstelecomgroup.com

Wireless Telecom GroupINC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(Unaudited)
	2018	2017	2018	2017
NET REVENUES	$12,091	$12,036	$52,788	$46,078

COST OF REVENUES	6,827	6,565	28,621	26,817

GROSS PROFIT	5,264	5,471	24,167	19,261

Operating Expenses
Research and Development	1,249	1,127	4,909	4,395
Sales and Marketing	1,956	1,799	7,595	6,960
General and Administrative	2,435	2,505	10,306	11,027
(Gain)/Loss on Change in Fair Value of Contingent Consideration	365	(253)	578	(253)
Total Operating Expenses	6,005	5,178	23,388	22,129

Operating Income/(Loss)	(742)	293	779	(2,868)

Other Income/(Expense)	(48)	(32)	(121)	(82)
Interest Expense	(226)	(67)	(575)	(296)

Income/(Loss) before taxes	(1,015)	194	83	(3,246)

Tax Provision/(Benefit)	(297)	2,741	48	1,247

Net Income/(Loss)	$(718)	$(2,547)	$35	$(4,493)

Other Comprehensive Loss:
Foreign Currency Translation Adjustments	710	(120)	(892)	1,004
Comprehensive Income/(Loss)	$(8)	$(2,666)	$(857)	$(3,489)

Earnings/(Loss) Per Share:
Basic	$(0.03)	$(0.12)	$0.00	$(0.22)
Diluted	$(0.03)	$(0.12)	$0.00	$(0.22)

Weighted Average Shares Outstanding:
Basic	20,973	20,887	20,858	19,984
Diluted	20,973	20,887	21,566	19,984

CONSOLIDATED BALANCE SHEET

(In thousands, except number of shares and par value)

	December 31	December 31
	2018	2017
CURRENT ASSETS
Cash & Cash Equivalents	$5,015	$2,458
Accounts Receivable - net of reserves of $44 and $44, respectively	8,638	9,041
Inventories - net of reserves of $1,910 and $1,856, respectively	6,884	6,526
Prepaid Expenses and Other Current Assets	1,689	4,733
TOTAL CURRENT ASSETS	22,226	22,758

PROPERTY PLANT AND EQUIPMENT - NET	2,578	2,730

OTHER ASSETS
Goodwill	9,778	10,260
Acquired Intangible Assets, net	3,206	4,511
Deferred Income Taxes	5,592	5,939
Other	787	723
TOTAL OTHER ASSETS	19,363	21,433

TOTAL ASSETS	$44,167	$46,921

CURRENT LIABILITIES
Short Term Debt	$2,016	$1,335
Accounts Payable	3,252	4,109
Accrued Expenses and Other Current Liabilities	6,085	2,894
Deferred Revenue	103	629
TOTAL CURRENT LIABILITIES	11,454	8,967

LONG TERM LIABILITIES
Long Term Debt	-	494
Other Long Term Liabilities	115	1,590
Deferred Tax Liability	616	767
TOTAL LONG TERM LIABILITIES	731	2,851

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 2,000,000 shares authorized, none issued	-	-
Common Stock, $.01 par value, 75,000,000 shares authorized, 34,393,252 and 33,868,252 shares issued, 21,205,251 and 22,772,167 shares outstanding	344	339
Additional Paid in Capital	48,479	47,494
Retained Earnings	7,556	7,176
Treasury Stock at Cost, 13,188,601 and 11,096,085 shares, respectively	(24,509)	(20,910)
Accumulated Other Comprehensive Income	112	1,004
TOTAL SHAREHOLDERS’ EQUITY	31,982	35,103

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,167	$46,921

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	For the Twelve Months
	Ended December 31
	2018	2017
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Income/(Loss)	$35	$(4,493)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and Amortization	2,305	1,747
Amortization of Debt Issuance Fees	78	68
Share-based Compensation Expense	702	536
Deferred Rent	11	23
Deferred Income Taxes	233	1,395
Provision for Doubtful Accounts	-	33
Inventory Reserves	359	1,357
Changes in Assets and Liabilities, Net of Acquisition:
Accounts Receivable	231	(1,456)
Inventories	(751)	1,713
Prepaid Expenses and Other Assets	(850)	(119)
Accounts Payable	(735)	(210)
Accrued Expenses and Other Liabilities	2,372	809
Net Cash Provided by Operating Activities	3,990	1,403

CASH FLOWS USED BY INVESTING ACTIVITIES
Capital Expenditures	(853)	(927)
Proceeds from Asset Disposal	-	7
Acquisition of Business, Net of Cash Acquired	(805)	(9,434)
Net Cash Used by Investing Activities	(1,658)	(10,354)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Revolver Borrowings	37,695	58,420
Revolver Repayments	(37,355)	(57,237)
Term Loan Borrowings	-	760
Term Loan Repayments	(152)	(114)
Debt Issuance Fees	-	(215)
Proceeds from Exercise of Stock Options	288	437
Shares Withheld for Employee Taxes	-	(87)
Net Cash Provided by Financing Activities	476	1,964
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(251)	94
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	2,557	(6,893)

Cash and Cash Equivalents, at Beginning of Period	2,458	9,351
CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$5,015	$2,458
SUPPLEMENTAL INFORMATION:
Cash Paid During the Period for Interest	$176	$125
Cash Paid During the Period for Income Taxes	$41	$68

NET REVENUE AND GROSS PROFIT BY SEGMENT

(In thousands)

	Three months ended December 31
	Revenue		% of Revenue		Change
	2018	2017	2018	2017	Amount	Pct.
Network Solutions	$5,094	$5,492	42.1%	45.6%	$(398)	-7.2%
Test and Measurement	3,231	3,126	26.7%	26.0%	105	3.4%
Embedded Solutions	3,766	3,418	31.1%	28.4%	348	10.2%
Total Net Revenues	$12,091	$12,036	100.0%	100.0%	$55	0.5%

	Three months ended December 31
	Gross Profit		Gross Profit %		Change
	2018	2017	2018	2017	Amount	Pct.
Network Solutions	$2,204	$2,440	43.3%	44.4%	$(236)	-9.7%
Test and Measurement	1,509	1,522	46.7%	48.7%	(13)	-0.9%
Embedded Solutions	1,551	1,509	41.2%	44.1%	42	2.8%
Total Gross Profit	$5,264	$5,471	43.5%	45.5%	$(207)	-3.8%

	Twelve months ended December 31
	Revenue		% of Revenue		Change
	2018	2017	2018	2017	Amount	Pct.
Network Solutions	$22,275	$23,052	42.2%	50.0%	$(777)	-3.4%
Test and Measurement	14,212	13,380	26.9%	29.0%	832	6.2%
Embedded Solutions	16,301	9,646	30.9%	21.0%	6,655	69.0%
Total Net Revenues	$52,788	$46,078	100.0%	100.0%	$6,710	14.6%

	Twelve months ended December 31
	Gross Profit		Gross Profit %		Change
	2018	2017	2018	2017	Amount	Pct.
Network Solutions	$9,756	$9,064	43.8%	39.3%	$692	7.6%
Test and Measurement	7,018	5,854	49.4%	43.8%	1,164	19.9%
Embedded Solutions	7,393	4,343	45.4%	45.0%	3,050	70.2%
Total Gross Profit	$24,167	$19,261	45.8%	41.8%	$4,906	25.5%

RECONCILIATION OF NET INCOME TO NON-GAAP EBITDA AND NON-GAAP ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
GAAP Net Income/(Loss), as reported	$(718)	$(2,547)	$35	$(4,493)
Tax Provision/(Benefit)	(297)	2,741	48	1,247
Depreciation and Amortization Expense	531	401	2,305	1,747
Interest Expense	226	67	575	296
Non-GAAP EBITDA	(258)	662	2,963	(1,203)
Stock Compensation Expense	197	28	702	536
ASC 606 Adjustment	-	-	345	-
Merger and Acquisition Expenses	-	-	-	1,290
Integration Expenses	-	63	60	386
Inventory Impairment	-	-	-	1,930
Inventory Recovery	(5)	(10)	(28)	(25)
FX Loss	47	32	104	32
US GAAP Purchase Accounting	40	-	105	71
Change in Fair Value of Contingent Consideration	365	(253)	578	(253)
Restructuring Charges and Other Non-Recurring Costs	-	308	-	881
Non-GAAP Adjusted EBITDA	$386	$830	$4,829	$3,645

RECONCILIATION OF OPEX TO NON-GAAP OPEX

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
GAAP Opex	$6,005	$5,178	$23,388	$22,129
M&A/Integration	-	(63)	(60)	(1,675)
Restructuring	-	(308)	-	(881)
Stock Comp	(197)	(28)	(702)	(536)
Depreciation and Amort. (ex. COGS)	(455)	(438)	(1,783)	(1,526)
Contingent Consideration	(365)	221	(578)	221
Tax Bonus/Purchase Accounting	(40)	-	(105)	-
Non GAAP Opex	$4,948	$4,562	$20,160	$17,732